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                                                                   EXHIBIT 10.70

January 20, 1999

Dr. Ted Nunthirapakorn, Ph.D.
Chief Financial Officer
NS Electronics Bangkok Ltd.
40/10 Soi Lasalle, Sukhumvit 105
Bangna, Prakanong
Bangkok 10260, Thailand

RE:  Conditional Agreement Reached on Conversion of Debt to Equity


Dear Dr. Ted:

On Friday, January 15, 1999, Transpac, Texas Instruments, ORIX Leasing and our secured creditor Motorola conditionally agreed to a debt-for-equity conversion essentially as outlined in the proposal submitted by Microelectronic Packaging, Inc. ("MPI") and its investment banker and financial advisors, L. H, Friend, Weinress, Frankson & Presson, Inc. ("LH Friend"). The acceptance of the attached proposal by these creditors is conditional upon agreement of the same proposal by the majority of the remaining creditors. In addition, in fairness to all seven creditors and due to financial constraints, MPI could not complete this conversion without the acceptance by all of the creditors.

We are hopeful that NS Electronics ("NSEB") will accept the attached proposal. If you agree, your acceptance of this proposal will, of course, be subject to 1) the completion and execution of a definitive agreement to be drafted by MPI's legal counsel, and 2) the approval by MPI's shareholders. MPI will obtain a fairness opinion relating to conversion on these terms from LH Friend, and MPI anticipates its shareholders will approve the conversion at a special meeting of shareholders to be held in mid to late March, 1999.

In the attached proposal summary, MPI will convert the Asian debt into MPI Preferred Stock which will be convertible into MPI Common Stock on a one-for-one basis at $0.51 per share. Considering NSEB's Settled Debt amount of US$276,600.00, NSEB would receive sufficient Preferred Stock to convert into a minimum of 542,353 shares of MPI Common Stock. For your information, MPI's common shares closed at US$0.47 on Friday, January 15, 1999 and traded as high as US$0.63 last week.

Dr. Ted Nunthirapakorn, Ph.D.
Page 2


Now that Transpac, Texas Instruments, ORIX Leasing and our secured creditor Motorola has conditionally agreed to this proposal, we need your concurrence by signing your acceptance at the bottom of this letter. As indicated, we will immediately commence preparation of the legal documents for you and your legal advisors' review. All creditors will receive the identical conversion rate of US$0.51 per share; this will be so noted in the agreement between MPI and each creditor.

Thank you kindly for all your help in our efforts to complete this debt-for-equity conversion. Please call me at 619-292-7000, extension 3014 if you have any questions or desire further information.

Best Regards,

       /s/ DENIS J. TRAFECANTY
       -----------------------
       Denis J. Trafecanty
       Senior Vice President
       Chief Financial Officer



CC:  Andrew K. Wrobel, Chairman, CEO and President, MPI
     Robert W. Campbell, Managing Director, LH Friend
     Van E. Haynie, Esq., Ross, Dixon & Bell



AGREED AND ACCEPTED:



       /s/ DR. TED NUNTHIRAPAKORN          11 Feb 99
       --------------------------          ---------
       Dr. Ted Nunthirapakorn              Date
       Chief Financial Officer
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                        MICROELECTRONIC PACKAGING, INC.

                                SUMMARY OF TERMS
                        CONVERSION OF DEBT FOR SERIES A
                          CONVERTIBLE PREFERRED STOCK

The Agreement to convert the debt held by the Asian creditors into Series A Convertible Preferred Stock (the "Debt Conversion") on the following terms:

TYPE OF SECURITY:       Series A Convertible Preferred Stock (the "Preferred
                        Stock)

PRICE PER SHARE:        US$0.51

PREFERRED STOCK ISSUED
TO NS ELECTRONICS:      445,220 shares

DIVIDEND RATE:          Cumulative at 3.5% per annum (US$0.0179 per share)

CONVERSION RATIO:       Each share of Preferred Stock will be convertible 1
                        share of MPI Common Stock

GENERAL: The rights, preferences and privileges of the Preferred Stock will be senior over Common Stock, unless otherwise noted. Usual and customary liquidation preferences, voting and registration rights will apply.